                             EMPLOYMENT AGREEMENT

   This Employment Agreement ("Agreement") is entered into as of the 8th day of January, 1996 ("Effective Date") by and between First Nationwide Mortgage Corporation (the "Company") and Walter C. Klein, Jr. (the "Executive").

                                   RECITALS

   WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

   NOW THEREFORE, the parties agree as follows:

I. Service.

   A. DUTIES

      The Company hereby offers to Executive, and Executive hereby accepts Employment by the Company as its President. During his employment by the Company, the duties of the Executive shall be as follows:

      (1) Continuing oversight of the mortgage banking operations of the Company, as defined by the Chairman ("Chairman") of the Board of the Company or the President of First Nationwide Bank, A Federal Savings Bank ("FNB").

      (2) Providing future acquisition advisory and consulting services to the Company as requested by the Board, the Chairman or the President of FNB.

      (3) Providing general Company advisory consultations to the Company and/or its affiliates and their respective senior executive officers, advisors and shareholders, as requested by the Chairman or the President of FNB.

      (4) At the direction of the Chairman or the President of FNB, serving as an industry representative at appropriate functions.

      (6) Such other duties as are reasonably assigned from time to time by the Chairman or the President of FNB.

      (7) Serve as a member of the Board of Directors of the Company.



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   B. STANDARD OF CARE

      Throughout the term of this Agreement, the Executive shall serve the Company faithfully and to best of his abilities, and shall devote substantially all of his time, energy, skill and best efforts to the performance of his duties in a manner which will faithfully and diligently promote the business of and interests of the Company.

   C. SPECIAL DUTIES

      From time to time, the Executive may be requested by the Chairman and/or the President of FNB to undertake certain actions on behalf of the Company which the Executive shall so undertake. The authority of the Executive to act on behalf of the Company shall be limited to that given to him by the Board of Directors, the Chairman and/or the President of FNB, in accordance with the duties and responsibilities requested of him.

   D. TERM

      (i) The term of the Agreement shall be from three years from the Effective Date (the "Term").

      (ii) On or before sixty (60) days prior to the end of the Term, the Company shall provide Executive with notice of whether it will continue Executive's employment following the Term and the general terms of that continued employment.

II. Compensation.

    A. SALARY AND BONUS

       (i) The Company shall pay the Executive a salary at a rate of $300,000 per year ("Base Salary") for each year of the Term. Except as otherwise provided herein, the Base Salary shall be paid by the Company in 24 equal bi-weekly installments on the 15th and last day of each month for each year of the Term.

       (ii) In addition to the Base Salary, the Executive shall have the opportunity to earn a bonus in an amount as set forth on Annex A for this Agreement ("Bonus") payable on or before thirty (30) days after the end of the applicable calendar year, for each year of the Term so long as the Executive shall be employed by the Company. The Bonus shall be paid in a lump sum payment, subject to deductions required by law.



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       (iii) If the Executive's employment is terminated at any time during the Term other than for Cause, for Good Reason or pursuant to Sections IIIB or F, Executive shall be entitled to receive a prorated Bonus for that portion of the calendar year Executive was employed.

    B. SALE GUARANTEE

       In the event that the Company sells or enters into a definitive agreement to sell substantially all of its mortgage banking operations to a non-affiliated party during the Term or within one hundred and twenty (120) days of the date on which this Agreement is terminated pursuant to Sections IIIB or F, Executive shall be entitled to a payment equal to the greater of $1,350,000 or three times the prior calendar year's Base Salary plus Bonus, and upon such payment by the Company, this Agreement shall be terminated and Executive shall not be entitled to further rights or payments hereunder.

    C. BENEFITS AND PERQUISITES

       The Executive shall be entitled to such benefits and perquisites as are normally afforded to Executive Vice Presidents of FNB in accordance with FNB's policy and practice as set forth on Annex B.

    D. MANAGEMENT INCENTIVE PLAN

       The Executive shall be eligible to participate in the First Nationwide Holdings Inc. Management Incentive Plan ("Plan"). Participation shall be subject to the terms of the Plan.

    E. RELOCATION AND RELATED EXPENSES

       The Executive shall be entitled to reimbursement by the Company pursuant to its standard relocation policies in place from time to time, for the following expenses:

       (i) Reasonable commuting and temporary living expenses for a period not to exceed six months;

       (ii) Ordinary expenses for the transportation of household and personal goods to the Frederick, Maryland area;

       (iii) In lieu of any payments under the Company's Employee Relocation Policy and/or practices relative to the sale or purchase of a home by the Executive, the Company shall make a payment in the amount of $100,000 at the time the Executive closes on the purchase of a home in the Frederick, Maryland area.



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       (iv)  Such other reasonable and necessary expenses as shall be approved by the appropriate senior Company officer or President of FNB related to the Executive's relocation to the Frederick, Maryland area.

III. Termination

     A. TERMINATION

        This Agreement may be terminated at any time ("Termination Date") in accordance with this Section III of the Agreement.

     B. EXECUTIVE'S ELECTION

        The Executive may terminate this Agreement at any time by providing written notice to the Chairman of his desire to so terminate this Agreement.

     C. DISABILITY

        If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall be unable to perform his duties on a full time basis for four consecutive months, or for 180 days in a 12 month period ("Permanently Disabled"), the Company shall have the right any time thereafter, so long as the Executive is still Permanently Disabled, to terminate this Agreement for disability ("Disability").

     D. DEATH

        This Agreement shall terminate upon the Executive's Death.

     E. TERMINATION BY THE COMPANY

        During the term of this Agreement, the Company may terminate the Executive's employment at any time for Cause or without Cause. "Cause" shall mean the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law or rule or regulation (other than traffic violations or similar non-criminal or misdemeanor offenses), or final cease-and-desist order, or material breach of any provision of this Agreement by the Executive which has not been cured within 30 days of written notice of such breach by the Company ("Cure Period").

     F. TERMINATION UNDER BANKING LAWS

        (i) If the Executive is suspended or temporarily prohibited from participating in the conduct of the Company's affairs by a notice served under Section 3(e) (3) or (g) (1) of Federal Deposit Insurance Act (the "FDIA") (12 U.S.C. Section 1818
              (e) (3) and (g) (1)) the Company's obligations under this



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              Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Executive all or part of the compensation withheld while its obligations hereunder were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

        (ii) If the Executive is removed or permanently prohibited from participating in the conduct of the Company's affairs by an order issued under Section 8(e) (4) or (g) (1) of the FDIA (12 U.S.C. Section 1818 (e) (4) or (g) (1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

        (iii) If the Company is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this paragraph F(iii) shall not affect any vested rights of the Company or of the Executive.

        (iv) All obligations of the Company under this Agreement may be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company, (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time Federal Deposit Insurance Corporation or Resolution Trust Corporation entered into an agreement to provide assistance to or on behalf of the Company under the authority contained in
              Section 13 (c) of the FDIA; or (ii) by the Director or his or her designee, at the time the Director or his or her designee provides a supervisory merger to resolve problems related to operation of the Company or when the Company is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

IV. Payment Upon Termination.

    A. TERMINATION FOR DISABILITY

       During any period that the Executive is Permanently Disabled, the Executive shall continue to receive his Base Salary at the rate in effect until the Termination Date of this Agreement. If the Company shall terminate the Executive's employment hereunder for Disability, the Company shall pay the Executive (i) within 15 days from the Termination Date, sixty percent (60%) of the Base Salary remaining for the Term and benefits and prorated Bonus accrued through the Termination Date,



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       and the Company shall have no further obligations under this
       Agreement, other than pursuant to Section VII.

    B. TERMINATION FOR DEATH

       If this Agreement is terminated as a result of the death of the Executive, the Company shall pay the persons in the manner set forth below within 15 days following the Termination Date, sixty percent (60%) of the Base Salary remaining for the Term and the prorated Bonus accrued through the date of the Executive's death. With respect to any payments to be made pursuant to this Section IVB, such payments shall be made to the Executive's estate.

    C. TERMINATION FOR CAUSE OR GOOD REASON OR UNDER BANKING LAWS

       If the Company shall terminate the Executive's employment hereunder for Cause, or for Good Reason or the Executive's employment is terminated pursuant to Section IIIF above, the Company shall pay the Executive, within 15 days from the date of termination, the Base Salary and benefits accrued through the Termination Date, and the Company shall have no further obligations under this Agreement, other than pursuant to Section VII. "Good Reason" shall mean: (i) the Executive's acceptance of a position of employment with another financial institution or its affiliate; or (ii) a breach by Executive of any material provision of this Agreement and a failure to cure such breach during the Cure Period. The basis for termination under this
       Section IVC shall be set forth in writing by the Company and delivered to the Executive.

    D. TERMINATION WITHOUT CAUSE OR WITHOUT GOOD REASON

       If the Company shall terminate the Executive's employment hereunder without Cause or without Good Reason, and, at the time of such termination, the Company does not have standing to terminate this Agreement under Section IVC, then the Company shall pay to the Executive, as severance pay in a lump sum within 15 days from Termination Date, the following amounts, and the Company shall have no further obligations under this Agreement, other than pursuant to
       Section VII:

       (i) his Base Salary, prorated Bonus, and benefits accrued through the Termination Date; and

       (ii) in lieu of any further payments of Base Salary for periods subsequent to the Termination Date, an amount equal to the balance of the Base Salary due for the balance of the Term.



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    E. MITIGATION

       (i) If the Executive commits a breach and fails to cure during the Cure Period, or threatens to commit a breach of Section IVC(i), of any of the provisions of Sections I or IV hereof, the Company shall have the following rights and remedies;

             (a) The right and remedy to have the provisions of this
                 Agreement specifically enforced by any court having equity jurisdiction, it being acknowledge and agree that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

             (b) The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as a result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the executive hereby agrees to account for and pay over such Benefits to the Company.

                 Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

       (ii) If any of the covenants contained in Sections I or IV, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

       (iii) If any of the covenants contained in Sections I or IV, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

       (iv) The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections I or IV upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly



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             unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

       (v) In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections I or IV or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by the Executive. In the event the Company fails to obtain a judgment for money damages or an injunction in favor of the Company, all expenses (including reasonable attorney's fees) of the Executive in such action, suit or other proceeding shall (on demand of the Executive) be paid by the Company.

    F. INVENTIONS AND PATENTS

       (i) The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company: (b) assign to the Company, without additional Compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

       (ii} If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.



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       (iii) The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

    G. INTELLECTUAL PROPERTY

       The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments (hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

V. Confidentiality.

   Without the express prior written consent of the Company, the Executive will not disclose to others, directly or indirectly, any confidential or proprietary information relating to the Company or any of its affiliates, including Mafco Holdings Inc., or any of their respective employees, representatives, agents, stockholders, officers, directors or their respective family members, including, but not limited to, trade secrets and business know-how, as well as all analyses, compilations, studies or other documents prepared by the Executive or his agents, affiliates and other representatives containing or based in whole or in part on such information (collectively, "Confidential Information"), except as may be necessary to comply with any applicable law, governmental order or regulation. In the event that the Executive is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information to a third party, the Executive agrees to provide prompt written notice of such request(s) so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section V. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section V, the Executive agrees that he will disclose only that portion of the Confidential Information which is legally required to be disclosed and will use his best efforts to obtain reliable assurance that such third party will accord confidential treatment to that portion of the Confidential Information that is being disclosed. The Executive will deliver promptly to the Company on the termination of his employment by the Company, or at any



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   other time the Company may so request, all documents containing
   Confidential Information.

VI. Non-Competition.

    A. TERM OF NON-COMPETE

       During the Term and, subject to the provisions of Section VIB, for a period of one (1) year following the Term of this Agreement the Executive shall not, directly or indirectly, whether acting individually or through any person, firm, corporation, business or any other entity, (i) own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of any business which business activity is the same as, or similar to, or competes with, any business conducted by the Company or by any group, division or subsidiary of the Company (a "Company Operation"), or (ii) for a period of two (2) years solicit, induce or influence, or seek to induce or influence, any person who currently is, or from time to time may be, engaged or employed by a Company Operation to terminate his or her engagement or employment by the Company or such subsidiary. Notwithstanding the foregoing, beneficial ownership not exceeding five percent of the publicly held voting stock or other publicly held equity interest of any entity shall not constitute a violation of this
       Section VIA.

    B. The provisions of Section VIA shall apply to and be binding upon the Executive only in the event the Company shall terminate the Executive's employment hereunder for Cause (other than personal dishonesty or wilful violation of any law, rule or regulation) related to Conflict of Interest, Good Reason, or the Executive's employment hereunder is terminated pursuant to Section IIIB provided, however, that the provisions of Section VIA(ii) shall be applicable to all events of termination.

VII. Indemnification.

     The Company shall indemnify and hold harmless the Executive, his heirs and his legal or personal representatives, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses), in connection with or arising out of any pending or threatened judicial or administrative proceeding, whether civil, criminal or otherwise, including any appeal or other proceeding for review brought or threatened against the Executive that arises out of the Executive serving as advisory director, officer, employee or agent of the Company or of any other entity that the Company has requested the Executive to serve as director, officer, agent of employer. To the fullest extent permitted



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     by applicable law, the obligations of the Company set forth in this
     Section VII shall survive the termination of this Agreement.

VIII. Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IX. Authority.

    The Company represents and warrants to the Executive that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Company, and that this Agreement, assuming the due execution and delivery of this Agreement by the Executive, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability hereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

X.  Waivers; Amendment.

    This Agreement may not be modified, amended or waived other than by a written instrument executed by the parties hereto. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof.

XI. Notices.

    All notices, requests, demands and other communications required or permitted under the Agreement shall be in writing and shall be deemed to have been duly given upon receipt when sent by telecopy (which is confirmed) or delivered personally, three business days after being mailed by registered or certified mail (return receipt requested) or one business day after being sent by overnight couriers, addressed as set forth below:



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        (i)  If to the Executive:

             Walter C. Klein, Jr.
             335 N. Greenbay Road
             Lake Forest, IL 60045

       (ii) If to the Company:

            Carl B. Webb
            President, Chief Operating Officer
            First Nationwide Bank, A Federal Savings Bank
            135 Main Street, 20th Floor
            San Francisco, CA 94105
            Telecopy: (415) 904-0190

            with a copy to:

            Christie S. Flanagan, Esq.
            Executive Vice President, General Counsel
            First Nationwide Bank, A Federal Savings Bank
            200 Crescent Court, Suite 1350
            Dallas, TX 75201
            Telecopy: (214) 871-5199

     or such other address as either party shall have furnished to the other party in writing in conformity with the provisions for the giving of notice, which shall be effective only upon receipt.

XII. Enforceability.

     If any other provisions of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. If any one or more of the provisions contained in Sections
     IV, V or VI shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law as it shall then appear.



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XIII. Specific Performance.

      The Executive acknowledges that failure on his part to comply with the terms of Sections V and VI hereof shall cause the Company immediate and irreparable harm that cannot be adequately compensated by the remedies at law, and that in the event of such breach or violation, or threatened breach or violation, the Company shall have such provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without having to prove the inadequacy of the available remedies at law or any actual damages and without posting bond or other security. Any remedy sought or obtained by the Company shall not be considered either exclusive or a waiver of the rights of the Company or any other person to assert any other remedies they have in law or equity. In any proceeding upon a motion for any such injunctive relief, the Executive's ability to answer in damages shall not be a bar, or be interposed as a defense, to the granting of such injunctive relief against the Executive. Any rights under this Section XIII may be enforced in any appropriate court in the State of California.

XIV. Effect of Merger, Transfer of Assets, or Dissolution.

     A. This Agreement shall be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company.

     B. Termination under this section shall not be considered for Cause for the purpose of this Agreement, and shall be deemed a termination upon sale in accordance with the terms of Section IIB and the Executive shall have all rights and remedies granted therein.

XV. Assignment.

    This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and the Executive, his heirs and legal or personal representatives.

XVI. Entire Agreement.

     This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings among the parties hereto except as herein contained, which shall be deemed



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     terminated effectively immediately. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

XVII. Headings.

      The headings herein are included for convenience only and are not intended to be a part of or affect the meaning or interpretation of any provision of this Agreement.

XVIII. Governing Law.

       This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



WALTER C. KLEIN, JR.

/s/ Walter C. Klein, Jr.
-------------------------

FIRST NATIONWIDE MORTGAGE CORPORATION
By: /s/ Gerald J. Ford
-------------------------

    Gerald J. Ford
    Chairman of the Board and Chief Executive Officer



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                                   ANNEX A

Employee shall have the opportunity to earn a Bonus for each of calendar years 1996, 1997 and 1998, to the extent that this Agreement remains in force and effect, on the following basis:

(1) An amount equal to fifty percent (50%) of the Base Salary if the net earnings ("Net Earnings") of the Company, as Net Earnings are defined by the Board of Directors of the Company, are equal to or greater than the targeted net earnings ("Targeted Net Earnings"), as established by the Board, for the calendar years 1996, 1997 and 1998 at issue; plus;

(2) an additional amount, up to a limit of an additional fifty percent (50%) of Base Salary, calculated as follows:

    (a) one percent (1%) of the amount by which Net Earnings exceed Targeted Net Earnings, capped at Targeted Net Earnings plus $1,000,000, for a maximum payment of $10,000;

    (b) two percent (2%) of the amount by which Net Earnings exceed Targeted Net Earnings plus $1,000,000, capped at Targeted Net Earnings plus $2,000,000, for a maximum of $20,000;

    (c) three percent (3%) of the amount by which Net Earnings exceed
        Targeted Net Earnings plus $2,000,000, capped at an amount of Targeted Net Earnings plus $3,000,000, for a maximum payment of $30,000;

    (d) four percent (4%) of the amount by which Net Earnings exceed Targeted Net Earnings plus $3,000,000, capped at an amount of Targeted Net Earnings plus $4,000,000, for a maximum payment of $40,000; and

    (e) five percent (5%) of the amount by which Net Earnings exceed Targeted Net Earnings by $4,000,000, capped at an amount of Targeted Net Earnings plus $5,000,000, for a maximum payment of $50,000.



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